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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Applied Materials, Inc. of our report dated November 17, 1999 relating to the consolidated financial statements, which appears in Applied Materials, Inc.'s 1999 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended October 31, 1999. We also consent to the incorporation by reference of our report dated November 17, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 23, 2000